Exhibit 99.1


Hexcel Reports 2006 First Quarter Results


     STAMFORD, Conn.--(BUSINESS WIRE)--April 24, 2006--Hexcel Corporation (NYSE/PCX: HXL):

     First Quarter 2006 Highlights

     -- Sales of $307.0 million up 9% year-over-year in constant currency (actual sales up 6%) despite 19% decline in Ballistics

     -- Commercial Aerospace sales up 19% or $25.1 million in constant currency (actual sales up 17%) over the prior year

     -- Wind Energy sales in constant currency up 18% (actual sales up 8%) and exceeded Ballistics sales for the first time

     -- Gross margin of 23% and operating margin of 11% (excluding business consolidation & restructuring expenses and secondary offering transaction costs), in-line with full year expectations

     -- Operating income up more than 10% from the prior year before $2.9 million of additional stock compensation expense due to the adoption of FAS 123(R), $2.6 million of additional business consolidation & restructuring expenses and $1.2 million of secondary offering transaction costs

     Hexcel Corporation (NYSE/PCX: HXL) today reported results for the first quarter of 2006. Net sales for the quarter were $307.0 million, 5.6% higher than the $290.6 million reported for the first quarter of 2005. Quarterly operating income was $29.8 million, after reflecting stock compensation expense of $3.4 million, $3.0 million of business consolidation & restructuring expenses, and transaction costs of $1.2 million associated with the secondary offering during the first quarter of 2006. Net income for the quarter was $14.5 million compared to a net loss of $22.4 million in the first quarter of 2005, which included a $40.3 million loss on early retirement of debt in the prior year. The resulting net income available to common shareholders for the quarter was $14.5 million, or $0.15 per diluted common share, compared to a net loss of $24.7 million, or $0.46 per diluted common share, for the first quarter of 2005.

     Chief Executive Officer Comments

     "As expected, we saw a return to a strong growth rate in the Commercial Aerospace market, driven by build rate increases at Boeing and Airbus as well as a pick up in revenues to the A380 program. Our top line growth was somewhat masked by the year-on-year strengthening of the U.S. dollar as well as the continued slow down in ballistics demand, however, we are pleased with the pace of both Commercial Aerospace and Wind Energy markets" said Chairman, President and CEO, Mr. David E. Berges. "In constant currency, sales grew to $316.0 million for the quarter, up about 9%. Once again we delivered strong incremental gross margins of 32%. Business consolidation and restructuring expenses of $3.0 million were primarily associated with the planned closure of our Washington, Georgia facility announced in January. Following the adoption of FAS 123(R), non-cash stock based compensation expense was $3.4 million. The transaction costs of $1.2 million in the quarter marked the completion of the last secondary offering by our former private equity investors. Excluding the impacts of these three items, incremental operating margins were 22%. As has been the historic trend, the Company used cash in the first quarter due to the timing of annual benefit payments and seasonal working capital build. In particular, sales strengthened as the quarter progressed, pushing up the quarter end accounts receivable balance. Despite increased capital spending, we still expect to generate cash to modestly repay debt for the year of 2006."

     First Quarter 2006 Business Highlights

     Commercial Aerospace

     -- Commercial aerospace sales grew by 19.1% in constant currency, benefiting from scheduled increases in aircraft production in 2006 at Boeing and Airbus. The Company saw across the board increases in its sales of materials to the OEM equipment manufacturers and their subcontractors, including a pickup in shipments of materials associated with the Airbus A380 program.

     -- R&T expenses were up 31% for the quarter compared to the same period in 2005 as Hexcel continues its intense effort to support product development and selection processes related to the Boeing 787 and Airbus A350.

     Industrial

     -- Wind energy revenues grew 17.6% in constant currency as the Company's customers continued to serve the worldwide growth in installations of wind turbines. As a result, revenues from these applications exceeded those from ballistics applications for the first time.

     -- Ballistics revenues declined 18.8% compared to the first quarter, 2005 and 15.2% compared to the fourth quarter, 2005 as demand for soft body armor continued to settle back from the surge levels we saw in 2004. The Company continues to expect lower ballistics revenue in 2006 as end customer requirements transition to sustaining levels.

     Space & Defense

     -- Space & Defense sales for the quarter increased by 8.5% in constant currency compared to the first quarter, 2005. Demand from both U.S. and European helicopter programs remains strong with funded increases across a broad range of military programs, offering the Company the opportunity of continued growth from this segment.

     FAS 123(R)

     -- The Company adopted the provisions of Financial Accounting Standards Board Statement No. 123(R) "Share Based Payment" effective January 1, 2006. The financial statements for the first quarter, 2006 now reflect the non-cash attribution of expense associated with the fair value of stock options granted to employees. Prior to the adoption of FAS 123(R), the financial statements reflected just the attribution of expense associated with the fair value of restricted stock awards. The non-cash expense related to such equity compensation included in the first quarter, 2006 financial statements was $3.4 million compared to $0.5 million in the first quarter, 2005.

     Business Consolidation & Restructuring Expense

     -- Business consolidation & restructuring expenses peaked in the quarter at $3.0 million with charges primarily related to the planned closure of the Company's Washington, Georgia plant as well as charges at the Livermore, California plant.

     Tax

     -- Following the reversal of the majority of the Company's valuation allowance against its U.S. deferred tax assets as of December 31, 2005, the Company provided a full tax provision of $8.6 million, or 39.1% of reported pre-tax income in the first quarter, 2006. Cash taxes for the quarter were $2.4 million.

     2006 Guidance

     -- Sales Growth. Hexcel expects sales growth for the full year of 2006 in constant currency in the "teens" from both commercial aerospace and wind energy applications driven by increased aircraft production and wind turbine installations. Assuming reduced demand from ballistics applications compared to 2005, overall constant currency sales growth is expected to be about 10% for the year.

     -- Margins. Based on anticipated sales growth and continued operating leverage, the Company expects to earn 23% gross margins and 11% operating margins for the year (before business consolidation and restructuring expenses and secondary offering transaction costs, but including stock based compensation expense).

     -- Share-Based Compensation. The non-cash expense for the full year 2006 is estimated to be in the range of $9.0 to $10.0 million compared to $2.2 million for the full year 2005. The increase of about $2 million from our previous guidance is due to the conclusion that the provisions of FAS 123(R) required the acceleration of the attribution of expense associated with the fair value of certain awards. As a result, the expense will vary from quarter-to-quarter but decline over each of the three remaining quarters of the year.

     -- Tax Rate. The Company expects that its effective tax rate for its full year 2006 consolidated pre-tax earnings will be in a range of 37% to 39%.

     -- Capital Spending. Capital expenditures for 2006 approximate $100 million.

     -- Total Debt, Net of Cash. Hexcel expects to generate sufficient net cash flows from operations for 2006 to allow a modest reduction in total debt, net of cash for the year of 2006.

     Hexcel will host a conference call at 10:00 A.M. EDT, tomorrow, April 25, 2006 to discuss the first quarter results and respond to questions. The telephone number for the conference call is (719) 457-2625 and the confirmation code is 6455809. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

     Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

     Disclaimer on Forward Looking Statements

     This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments the Company serves (including increases in production of commercial aircraft, increased composite penetration of commercial aircraft, the growth in revenues from wind energy applications and the trend in revenues from soft body armor applications), the Company's 2006 effective tax rate, and expenses related to business consolidation & restructuring expense, stock based compensation and capital expenditures. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                        Unaudited
                                                    ------------------
                                                      Quarter Ended
                                                        March 31,
(In millions, except per share data)                  2006     2005
----------------------------------------------------------------------
Net sales                                           $  307.0  $ 290.6
Cost of sales                                          235.9    224.8
----------------------------------------------------------------------

 Gross margin                                           71.1     65.8
    % Gross Margin                                      23.2%    22.6%

Selling, general and administrative expenses (a)(b)     30.7     26.5
Research and technology expenses (a)                     7.6      5.8
Business consolidation and restructuring expenses        3.0      0.4
Other expense, net                                         -      0.2
----------------------------------------------------------------------

  Operating income                                      29.8     32.9

Interest expense (c)                                     7.8     11.9
Non-operating expense, net (d)                             -     40.3
----------------------------------------------------------------------

 Income before income taxes                             22.0    (19.3)
Provision for income taxes                               8.6      3.6
----------------------------------------------------------------------

  Income (loss) before equity in earnings               13.4    (22.9)
Equity in earnings of affiliated companies               1.1      0.5
----------------------------------------------------------------------

  Net income (loss)                                     14.5    (22.4)
Deemed preferred dividends and accretion                   -     (2.3)
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders                                     $   14.5  $ (24.7)
----------------------------------------------------------------------

Net income (loss) per common share (e):

 Basic                                              $   0.16  $ (0.46)
 Diluted                                            $   0.15  $ (0.46)
Weighted-average common shares (e):

 Basic                                                  92.9     53.9
 Diluted                                                95.1     53.9
----------------------------------------------------------------------

(a) The presentation of research and technology expenses has been changed to include certain new product qualification costs that were previously reported under selling, general and administrative expenses. Prior periods have been reclassified to conform to this presentation.
(b) Includes transaction costs of $1.2 million associated with the first quarter 2006 secondary offering.
(c) The reduction in interest expense reflects the benefits of lower interest rates as a result of the Company's debt refinancing which occurred during the first quarter of 2005. Included in the first quarter of 2005, was an additional expense of $1.0 million, net of interest income, due to the lag between the issuance on February 1, 2005 of the 6.75% senior subordinated notes due 2015 and the partial redemption of the 9.75% senior subordinated notes on March 3, 2005. (Refer to Table E)
(d) During the first quarter of 2005, we refinanced substantially all of our debt, and as a result recorded a $40.3 million loss on early retirement of debt. This charge consists of tender offer and call premiums of $25.2 million, the write-off of unamortized deferred financing costs and original issuance discounts of $10.3 million, a loss of $3.6 million related to the cancellation of interest rate swap agreements and $1.2 million in transaction costs in connection with the refinancing.
(e) Due to the loss on early retirement of debt charged during the first quarter of 2005 (see note (d)), the impact of the conversion of the mandatorily redeemable convertible preferred stock, restricted stock units and stock options into shares of common stock in the computation of diluted earnings per share were anti-dilutive for the quarter ended March 31, 2005 and, as such, the basic weighted average common share count of 53.9 million was used in the diluted earnings per share computation. Refer to Table D for further information relating to basic and diluted net income (loss) per share.



Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                                       Unaudited
                                                  --------------------
(In millions)                                     March 31,   Dec. 31,
                                                    2006        2005
----------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                         $   23.9   $   21.0
Accounts receivable, net                             194.3      155.9
Inventories, net                                     156.3      150.4
Prepaid expenses and other current assets             35.2       43.0
----------------------------------------------------------------------
Total current assets                                 409.0      370.3

Property, plant and equipment                        689.5      726.0
Less accumulated depreciation                       (392.1)    (440.8)
----------------------------------------------------------------------
Net property, plant and equipment                    297.4      285.2

Goodwill                                              74.8       74.7
Investments in affiliated companies                   14.7       14.3
Deferred tax assets                                  111.6      107.8
Other assets                                          31.0       28.3
----------------------------------------------------------------------
Total assets                                      $  939.2   $  880.6
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of capital
 lease obligations                                $    6.5   $    3.0
Accounts payable                                     102.6       94.5
Accrued liabilities                                   88.6       98.3
----------------------------------------------------------------------
Total current liabilities                            197.7      195.8

Long-term notes payable and capital lease
 obligations                                         446.3      416.8
Other non-current liabilities                         57.6       57.3
----------------------------------------------------------------------
Total liabilities                                    701.6      669.9

Stockholders' equity:
Preferred stock, no par value, 20.0 shares
 authorized, no shares issued and outstanding            -          -
Common stock, $0.01 par value, 200.0 shares
 authorized, 94.8 shares issued and
 outstanding at March 31, 2006,
 and 94.1 shares issued and outstanding at
 December 31, 2005                                     0.9        0.9
Additional paid-in capital                           465.9      455.0
Accumulated deficit                                 (208.0)    (222.5)
Accumulated other comprehensive loss                  (2.3)      (7.3)
----------------------------------------------------------------------
                                                     256.5      226.1
Less - Treasury stock, at cost, 1.6 shares at
 March 31, 2006 and 1.5 shares at
   December 31, 2005                                 (18.9)     (15.4)
----------------------------------------------------------------------
Total stockholders' equity                           237.6      210.7
----------------------------------------------------------------------
Total liabilities and stockholders' equity        $  939.2   $  880.6
----------------------------------------------------------------------

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                        Unaudited
                                                    ------------------
                                                       Quarter Ended
                                                          March 31,
(In millions)                                           2006     2005
----------------------------------------------------------------------

Cash flows from operating activities
Net income (loss)                                    $  14.5  $ (22.4)
Reconciliation to net cash used for operating
  activities:
   Depreciation                                         11.6     12.3
   Amortization of debt discount and deferred
     financing costs                                     0.4      0.8
   Deferred income taxes                                 5.5        -
   Business consolidation and restructuring expenses     3.0      0.4
   Business consolidation and restructuring payments    (1.1)    (0.8)
   Loss on early retirement of debt (a)                    -     40.3
   Equity in earnings of affiliated companies           (1.1)    (0.5)
   Share-based compensation                              3.4      0.5

  Changes in assets and liabilities:
    (Increase) in accounts receivable                  (36.6)   (21.8)
    (Increase) in inventories                           (4.6)   (19.9)
    Decrease in prepaid expenses and other current
     assets                                              0.6      5.5
    Decrease in accounts payable and accrued
     liabilities                                        (3.2)   (20.3)
    Changes in other non-current assets and long-
     term liabilities                                   (2.0)    (0.4)
----------------------------------------------------------------------
 Net cash used for operating activities                 (9.6)   (26.3)
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures                                  (22.4)    (7.5)
 Deposits for property purchases                        (1.8)       -
 Investment in affiliated companies                        -     (7.5)
 Dividends from affiliated companies                     0.8        -
----------------------------------------------------------------------
 Net cash used for investing activities                (23.4)   (15.0)
----------------------------------------------------------------------

Cash flows from financing activities (a)
 Proceeds from 6.75% senior subordinated notes             -    225.0
 Proceeds from senior secured credit facilities,
  net                                                   30.0    252.0
 Redemption of 9.75% senior subordinated notes             -   (285.3)
 Redemption of 7.0% convertible subordinated
  debentures                                               -    (19.2)
 Redemption of 9.875% senior secured notes                 -   (125.0)
 Proceeds from capital lease obligations and other
  debt, net                                              2.9      1.4
 Issuance costs related to debt offerings                  -    (11.8)
 Debt retirement costs                                     -    (30.0)
 Activity under stock plans                              3.6      2.3
----------------------------------------------------------------------
 Net cash provided by financing activities              36.5      9.4
----------------------------------------------------------------------
Effect of exchange rate changes on cash and cash
 equivalents                                            (0.6)     0.9
----------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                                             2.9    (31.0)
Cash and cash equivalents at beginning of period        21.0     57.2
----------------------------------------------------------------------
Cash and cash equivalents at end of period           $  23.9  $  26.2
----------------------------------------------------------------------

Supplemental Data:
  Cash interest paid                                 $  10.5  $  24.3
  Cash taxes paid                                    $   2.4  $   2.6
----------------------------------------------------------------------

(a) In the first quarter, 2005 the Company refinanced most of its debt capital. See the Company's 2005 Annual Report on Form 10-K for details.


Net Sales to Third-Party Customers by Market Segment

Quarters Ended March 31, 2006 and 2005     (Unaudited)        Table A
----------------------------------------------------------------------
(In millions)               As Reported       Constant Currency (a)
                                                 FX
                                         B/(W)  Effect          B/(W)
Market Segment             2006    2005    %     (b)    2006     %
----------------------------------------------------------------------
 Commercial Aerospace    $153.2  $131.2  16.8   $3.1  $156.3    19.1
 Industrial                87.7    93.4  (6.1)   4.2    91.9    (1.6)
 Space & Defense           52.0    49.2   5.7    1.4    53.4     8.5
 Electronics               14.1    16.8 (16.1)   0.3    14.4   (14.3)
----------------------------------------------------------------------
Consolidated Total       $307.0  $290.6   5.6   $9.0  $316.0     8.7
----------------------------------------------------------------------
Consolidated % of Net
 Sales                      %       %                   %
----------------------------------------------------------------------
 Commercial Aerospace      49.9    45.2                 49.5
 Industrial                28.6    32.1                 29.1
 Space & Defense           16.9    16.9                 16.9
 Electronics                4.6     5.8                  4.5
----------------------------------------------------------------------
Consolidated Total        100.0   100.0                100.0
----------------------------------------------------------------------


Latest Twelve Months ("LTM") Ended March 31, 2006 and 2005
                                (Unaudited)                   Table B

----------------------------------------------------------------------
(In millions)               As Reported          Constant Currency (a)
----------------------------------------------------------------------
                                                 FX
                          LTM      LTM   B/(W)  Effect  LTM     B/(W)
Market Segment            2006    2005    %     (b)     2006      %
----------------------------------------------------------------------
 Commercial Aerospace  $551.4   $483.2  14.1  $3.1    $554.5    14.8
 Industrial             360.1    365.6  (1.5)  4.2     364.3    (0.4)
 Space & Defense        212.1    190.7  11.2   1.4     213.5    12.0
 Electronics             54.2     62.8 (13.7)  0.3      54.5   (13.2)
----------------------------------------------------------------------
Consolidated Total   $1,177.8 $1,102.3   6.8  $9.0  $1,186.8     7.7
----------------------------------------------------------------------
Consolidated % of Net
 Sales                     %        %                    %
----------------------------------------------------------------------
 Commercial Aerospace    46.8     43.8                 46.7
 Industrial              30.6     33.2                 30.7
 Space & Defense         18.0     17.3                 18.0
 Electronics              4.6      5.7                  4.6
----------------------------------------------------------------------
Consolidated Total      100.0    100.0                100.0
----------------------------------------------------------------------

(a) To assist in the interpretation of the Company's net sales trend, the value of total net sales and sales by market for the quarter, and the latest twelve months ended March 31, 2006 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2005 and are referred to as "constant currency" sales.
(b) FX effect is the estimated impact on "as reported" net sales due to changes in foreign currency exchange rates.


Hexcel Corporation and Subsidiaries
Segment Data                                                   Table C
----------------------------------------------------------------------
                                      Unaudited
                ------------------------------------------------------
(In millions)   Reinforcements Composites Structures Corporate  Total
                                                     & Other
                                                        (a)
----------------------------------------------------------------------

First Quarter 2006
----------------------------------------------------------------------
  Net sales to
   external
   customers         $ 68.6    $214.6     $23.8   $   -     $ 307.0
  Intersegment sales   35.9       7.9         -       -        43.8
----------------------------------------------------------------------
    Total sales       104.5     222.5      23.8               350.8

  Operating income
   (loss)               7.9      29.9       2.6    (10.6)(b)   29.8(c)
  Depreciation and
   amortization         3.7       7.4       0.5        -       11.6
  Business
   consolidation and
     restructuring
      expenses          2.4       0.7         -     (0.1)       3.0
  Capital expenditures
   and deposits         2.3      20.6       0.1      1.2       24.2
----------------------------------------------------------------------

First Quarter 2005
----------------------------------------------------------------------
  Net sales to
   external
   customers         $ 76.9    $195.7     $18.0    $   -    $ 290.6
  Intersegment sales   36.4       6.5         -        -       42.9
----------------------------------------------------------------------
    Total sales       113.3     202.2      18.0        -      333.5

  Operating income
   (loss)              12.1      28.1       1.1     (8.4)      32.9
  Depreciation and
   amortization         3.7       8.1       0.5        -       12.3
Business consolidation
 and restructuring
 expenses                 -       0.4         -        -        0.4
  Capital expenditures
   and deposits         0.5       6.9         -      0.1        7.5
----------------------------------------------------------------------

(a) The Company does not allocate corporate expenses to its business segments.
(b) Includes transaction costs of $1.2 million associated with the first quarter 2006 secondary offering.
(c) Includes increase of stock compensation expenses of $2.9 million associated with the adoption of FAS 123(R).


Hexcel Corporation and Subsidiaries
Schedule of Net Income (Loss) Per Common Share                 Table D
----------------------------------------------------------------------
                                                       Unaudited
                                                 ---------------------
                                                     Quarter Ended
                                                       March 31,
(In millions, except per share data)               2006       2005
----------------------------------------------------------------------

Basic net income (loss) per common share:
Net income                                      $   14.5     $  (22.4)
Deemed preferred dividends and accretion                 -       (2.3)
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders                                 $   14.5     $  (24.7)
----------------------------------------------------------------------

  Weighted average common shares outstanding        92.9         53.9

Basic net income (loss) per common share        $   0.16     $  (0.46)
----------------------------------------------------------------------

Diluted net income (loss) per common share:
Net income                                      $   14.5     $  (22.4)
Deemed preferred dividends and accretion               -         (2.3)
----------------------------------------------------------------------
Net income (loss) available to common
 shareholders                                   $   14.5     $  (24.7)
Plus: Deemed preferred dividends and accretion           -          -
----------------------------------------------------------------------
  Net income available to common shareholders
    plus assumed conversions                    $   14.5     $  (24.7)
----------------------------------------------------------------------

Weighted average common shares outstanding -
 Basic                                              92.9         53.9

Plus incremental shares from assumed
 conversions:
  Restricted stock units                             0.3            -
  Stock options                                      1.9            -
  Convertible preferred stock                          -            -
----------------------------------------------------------------------
  Weighted average common shares outstanding-
   Dilutive (a)                                     95.1         53.9
----------------------------------------------------------------------

Diluted net income (loss) per common share      $   0.15     $  (0.46)
----------------------------------------------------------------------

(a) As a result of the loss on early retirement of debt charged during the first quarter of 2005, the impact of the conversion of the mandatorily redeemable convertible preferred stock, restricted stock units and stock options into shares of common stock in the computation of diluted earnings per share were anti-dilutive for the quarter ended March 31, 2005 and, as such, the basic weighted average common share count of 53.9 million was used in the diluted earnings per share computation. Had we not incurred the aforementioned charges, the Company would have calculated diluted earnings per share for the quarter ended March 31, 2005 based on a diluted weighted average share count of 94.4 million.


Hexcel Corporation and Subsidiaries
Schedule of Interest Expense                                   Table E
----------------------------------------------------------------------
                                                       Unaudited
                                                  --------------------
                                                     Quarter Ended
                                                        March 31,
(In millions)                                        2006       2005
----------------------------------------------------------------------

Interest on debt instruments                       $   7.0   $  10.6
Banking, commitment and other fees                     0.4       0.5
Amortization of financing costs and discounts
 (non-cash)                                            0.4       0.8
----------------------------------------------------------------------
Interest Expense                                   $   7.8   $  11.9
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Measures                   Table F
----------------------------------------------------------------------
                                                         Unaudited
                                                     -----------------
                                                       Quarter Ended
                                                         March 31,
(In millions)                                          2006      2005
----------------------------------------------------------------------

GAAP operating income (a)                             $ 29.8   $ 32.9
- Business consolidation and restructuring expenses      3.0      0.4
- Secondary offering transaction costs                   1.2        -
----------------------------------------------------------------------
Non-GAAP operating income                               34.0     33.3
% Operating margin                                      11.1%    11.5%
----------------------------------------------------------------------

(a) First quarter, 2006 includes $3.4 million of non-cash stock based compensation expenses compared to $0.5 million in the first quarter, 2005.


                                                               Table G
----------------------------------------------------------------------
                                                       Unaudited
                                                 ---------------------
                                                  March 31,   Dec. 31,
(In millions)                                       2006       2005
----------------------------------------------------------------------

Notes payable and current maturities of capital
 lease obligations                               $   6.5    $   3.0
Long-term notes payable and capital lease
 obligations                                       446.3      416.8
----------------------------------------------------------------------
Total Debt                                         452.8      419.8
Cash and cash equivalents                           23.9       21.0
----------------------------------------------------------------------
Total debt, net of cash                          $ 428.9    $ 398.8
----------------------------------------------------------------------


     Management believes that operating income and net income before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of the Company's liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.


     CONTACT: Hexcel Corporation
              Investors:
              Stephen C. Forsyth, 203-969-0666 ext. 425 stephen.forsyth@hexcel.com or
              Media:
              Michael Bacal, 203-969-0666 ext. 426
              michael.bacal@hexcel.com